As filed with the Securities and Exchange Commission on July 24, 2015

No. 333-203934

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TerraForm Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	4911	47-1919173
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7550 Wisconsin Avenue, 9th Floor

Bethesda, Maryland 20814

(240) 762-7700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Carlos Domenech Zornoza

Chief Executive Officer

TerraForm Global, Inc.

7550 Wisconsin Avenue, 9th Floor

Bethesda, Maryland 20814

(240) 762-7700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Dennis M. Myers, P.C.	Kirk A. Davenport II
Paul D. Zier	Latham & Watkins LLP
Kirkland & Ellis LLP	885 Third Avenue
300 North LaSalle	New York, New York 10022
Chicago, Illinois 60654	(212) 906-1200
(312) 862-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this

Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 5 to Registration Statement on Form S-1 is being filed solely for the purpose of filing Exhibits 1.1, 2.1, 2.2, 2.3, 3.1, 4.1, 10.1, 10.2, 10.7, 10.9, 10.10, 10.11, 10.12, 10.13, 10.14, 10.15, 10.16 and 10.17. No change is made to the prospectus constituting Part I for the Registration Statement or to Items 13, 15, 16(b) or 17 of Part II of the Registration Statement.

Part II

Item 13. Other expenses of issuance and distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions and the structuring fee, to be paid by us in connection with the sale of the shares of Class A common stock being registered hereby. All amounts are estimates except for the SEC registration fee, the FINRA filing fee and the stock exchange listing fee.

SEC registration fee	$158,911
FINRA filing fee	205,634
Exchange listing fee	155,000
Legal fees and expenses	4,000,000
Accounting fees and expenses	1,500,000
Printing and engraving expenses	2,000,000
Transfer agent and registrar fees and expenses	25,000

Total	8,044,545

Item 14. Indemnification of directors and officers

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation will provide for this limitation of liability.

Section 145 of the DGCL, or “Section 145,” provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our amended and restated bylaws will provide that we must indemnify our directors and officers to the fullest extent permitted by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified.

We intend to enter into indemnification agreements with certain of our executive officers and directors pursuant to which we will agree to indemnify such persons against all expenses and liabilities incurred or paid by such person in connection with any proceeding arising from the fact that such person is or was an officer or director of our company, and to advance expenses as incurred by or on behalf of such person in connection therewith.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

The proposed form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification of our directors and officers by the underwriters party thereto against certain liabilities. See “Item 17. Undertakings” for a description of the SEC’s position regarding such indemnification provisions.

Item 15. Recent sales of unregistered securities

Except as set forth below, we have not sold any securities, registered or otherwise, within the past three years, except for the shares issued upon our formation to our sole shareholder.

On September 29, 2014 and March 31, 2015, we granted an aggregate of 20,450 shares and 35,245 shares of restricted stock, respectively, to certain of our executives and other employees of SunEdison who will provide services to us. These grants of restricted securities were made in the ordinary course of business and did not involve any cash payments from the recipients. The restricted securities did not involve a “sale” of securities for purposes of Section 2(3) of the Securities Act and were otherwise made in reliance upon Rule 701 under the Securities Act.

On June 9, 2015, Baron Capital Management and Zimmer Partners entered into a stock purchase agreement with Global in which they agreed to purchase $43.0 million and $25.0 million, respectively, of its Class A common stock at a price per share equal to the initial public offering price in a separate private placement transaction. These share purchases are subject to certain customary closing conditions and will be completed concurrently with the closing of this offering. Based on an assumed initial public offering price of $20.00 per share, which is the midpoint of the range listed on the cover of this prospectus, these purchasers will purchase an aggregate of 3,375,000 shares of our Class A common stock in this concurrent private placement. We relied upon the “private placement” exemption from the registration requirements of the Securities Act, provided by Section 4(a)(2) thereof in connection with the sale of these shares of Class A common Stock. In that regard, we obtained representations from each of the purchasers that it was an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act or a “qualified institutional buyer” as defined in Rule 144A promulgated under the Securities Act, and that it had such knowledge and experience in financial or business matters that such purchaser was capable of evaluating the merits and risk of an investment in our securities. In addition, the securities to be issued in connection with these transactions will bear a restrictive legend that prohibits their transfer without registration under the Securities Act unless an exemption is available.

Item 16. Exhibits and financial statement schedules

(a)	Exhibits The exhibit index attached hereto is incorporated herein by reference.

(b)	Financial Statement Schedule All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, TerraForm Global, Inc., a Delaware corporation, has duly caused this Amendment No. 5 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, Maryland, on July 24, 2015.

TERRAFORM GLOBAL, INC.

By:	/s/ Jeremy Avenier
	Name:	Jeremy Avenier
	Title:	Chief Financial Officer

* * * * *

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on July 24, 2015.

Signature	Title

* Ahmad Chatila	Director and Chairman

* Carlos Domenech Zornoza	Chief Executive Officer and Director (principal executive officer)

/s/ Jeremy Avenier Jeremy Avenier	Chief Financial Officer (principal financial officer and principal accounting officer)

* Martin Truong	Director

* Brian Wuebbels	Director

*	The undersigned by signing his name hereto, signs and executes this Amendment No. 5 to Registration Statement pursuant to the Powers of Attorney executed by the above named signatories and previously filed with the Securities and Exchange Commission on May 7, 2015.

/s/ Jeremy Avenier Jeremy Avenier

Exhibit index

Exhibit number	Exhibit description

1.1	Form of Underwriting Agreement.

2.1	Stock Purchase Agreement, dated as of June 12, 2015, between Globeleq Holdings (Americas Renewables) Limited, Mesoamerica Power Ltd., Globeleq Mesoamerica Energy (Wind) Ltd., TerraForm Global Operating, LLC and SunEdison, Inc.

2.2	Securities Swap Agreement, dated as of July 15, 2015, by and among TerraForm Global, LLC, TerraForm Global, Inc., SunEdison, Inc. and Renova Energia, S.A.

2.3	Securities Purchase Agreement, dated as of July 15, 2015, by and among TerraForm Global, Inc., SunEdison, Inc. and Renova Energia, S.A.

3.1	Form of Amended and Restated Certificate of Incorporation of TerraForm Global, Inc. to be effective immediately prior to the completion of this offering.

3.2**	Form of Amended and Restated Bylaws of TerraForm Global, Inc. to be effective immediately prior to the completion of this offering.

4.1	Specimen Class A Common Stock Certificate.

5.1**	Form of opinion of Kirkland & Ellis LLP.

10.1	Form of Management Services Agreement by and among TerraForm Global, Inc., TerraForm Global, LLC, TerraForm Global Operating, LLC and SunEdison, Inc.

10.2	Form of Project Support Agreement by and between TerraForm Global, LLC and SunEdison, Inc.

10.3**	Form of Repowering Services Agreement by and among TerraForm Global, Inc., TerraForm Global, LLC, TerraForm Global Operating, LLC and SunEdison, Inc.

10.4**	Form of Exchange Agreement by and among TerraForm Global, Inc., TerraForm Global, LLC and SunEdison, Inc.

10.5**	Form of Registration Rights Agreement by and between TerraForm Global, Inc. and SunEdison, Inc.

10.6**	Form of Indemnification Agreement between TerraForm Global, Inc. and its directors and officers.

10.7	Form of Amended and Restated Operating Agreement of TerraForm Global, LLC.

10.8†**	TerraForm Global, Inc. 2014 Long-Term Incentive Plan.

10.9	Investment Agreement, dated as of December 22, 2014, by and among TerraForm Global, LLC, SunEdison, Inc. and SunEdison Holdings Corporation.

10.10	Direct Agreement, dated as of December 22, 2014, by and among TerraForm Global, LLC, SunEdison, Inc., SunEdison Holdings Corporation and JPMorgan Chase Bank, National Association, as collateral agent.

10.11	Form of Interest Payment Agreement by and among TerraForm Global, LLC, TerraForm Global Operating, LLC, SunEdison Holdings Corporation and SunEdison Inc.

10.12	Form of Project Investment Agreement by and between TerraForm Global, Inc. and SunEdison, Inc.

10.13	Common Stock Purchase Agreement dated as of June 9, 2015, by and among TerraForm Global, Inc. and the investors named therein.

Exhibit number	Exhibit description

10.14	Form of Registration Rights Agreement by and among TerraForm Global, Inc. and the investors named therein.

10.15	Form of Beneficial Ownership Agreement, between SunEdison Holdings Corporation, TerraForm Global Operating, LLC and Latin America Power Holding B.V.

10.16†	Form of Restricted Stock Unit Award Agreement for non-U.S. employees.

10.17†	Form of Restricted Stock Unit Award Agreement for U.S. employees.

21.1**	List of subsidiaries of TerraForm Global, Inc.

23.1**	Consent of KPMG LLP – Global (Predecessor).

23.2**	Consent of BDO South Africa, Inc., independent accountants – BioTherm Energy Projects.

23.3**	Consent of KPMG Gurgaon – SEI Solar Power Private Limited.

23.4**	Consent of KPMG Huazhen LLP – Honiton Energy XIL Holdings Limited and Honiton Energy BAV Holdings Limit.

23.5**	Consent of Deloitte Touche Tohmatsu Auditores Independentes – Renova Energy Projects I.

23.6**	Consent of KPMG Inc. – Core Energy (RF) Proprietary Limited and Erika Energy (RF) Proprietary Limited.

23.7**	Consent of KPMG Gurgaon – EN Renewable Energy Limited, EN Wind Power Private Limited and Generacion Eolica India Limited.

23.8**	Consent of Paredes, Zaldivar, Burga & Asociados – Hidroeléctrica Santa Cruz S.A.C. and Empresa de Generación Eléctrica de Junín S.A.C.

23.9**	Consent of Ernst & Young S.A. – Energia Eólica de Honduras, S.A.

23.10**	Consent of Ernst & Young S.A. – Eolo de Nicaragua, S.A.

23.11**	Consent of Ernst & Young S.A. – Inversiones Eólicas de Orosi Dos S.A.

23.12**	Consent of Ernst & Young S.A. – Plantas Eólicas, S.R.L.

23.13**	Consent of Kirkland & Ellis (included in Exhibit 5.1).

24.1**	Power of Attorney.

99.1**	Consent of Director Nominees.

*	To be filed by amendment.

**	Indicates exhibits previously filed.

†	Indicates exhibits that constitute compensatory plans or arrangements.